Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Larry Thede	Andrea Lashnits
Quovadx, Inc.	Quovadx, Inc.
720-554-1346	720-554-1246
larry.thede@quovadx.com	andrea.lashnits@quovadx.com

QUOVADX RECEIVES NASDAQ DELISTING NOTIFICATION

ENGLEWOOD, CO, May 13, 2004 — Quovadx, Inc. (Nasdaq: QVDX), a global platform software and vertical solutions company, today announced that the Nasdaq Listing Qualifications Department (the “Staff”) has notified the Company that it is not in compliance with the requirements of NASD Marketplace Rule 4310(c)(14) because it has not yet filed its Quarterly report on Form 10-Q for the period ended March 31, 2004 with the Securities and Exchange Commission. Consequently, Quovadx’s common stock is subject to delisting from The Nasdaq Stock Market, Inc. Quovadx’s delay in filing its Form 10-Q for the first quarter of 2004 is the only listing deficiency cited by the Staff.

Quovadx, pursuant to applicable NASD Marketplace Rules, will request an appeal hearing to review the Staff determination before a Nasdaq Listing Qualifications Panel (the “Panel”). Shortly thereafter, the Staff will determine the time and place of the appeal hearing. Under NASD Marketplace Rules, Quovadx’s hearing request will automatically halt the delisting process pending the Panel’s review and determination. Until the Panel’s ultimate determination, Quovadx expects that its common shares will continue to be traded on the Nasdaq Stock Market, but its trading symbol as of Friday, May 14, 2004, will be amended from “QVDX” to “QVDXE,” as a result of the Company’s filing delinquency. There is no assurance that the Company’s appeal will be successful.

About Quovadx, Inc.
Quovadx (Nasdaq: QVDX), a global software and services firm based in Englewood, Colorado, helps more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx Inc. is comprised of two primary divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, and the Enterprise Application division, which offers vertically specific solutions to improve business processes and create value from existing systems. Quovadx serves companies in healthcare, financial services, telecommunications, the public sector, manufacturing, and life sciences. Quovadx operates internationally with more than 500 employees. For more information, please visit http://www.quovadx.com.

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